EXHIBIT 99
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               NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE
                          *** FOR IMMEDIATE RELEASE ***


FOR MORE INFORMATION, CONTACT: Robert F. Mack, Executive Vice President
                                                                  (609) 691-7700

                   SUN BANCORP, INC. ANNOUNCES STOCK DIVIDEND

Vineland, New Jersey                                                May 20, 1999


         At the annual  shareholders'  meeting  of Sun  Bancorp,  Inc.  (NASDAQ:
SNBC), Bernard A. Brown, Chairman, announced today that the Company's Board of Directors had declared a special five percent stock dividend. The dividend will be paid on June 21, 1999 to shareholders of record on June 7, 1999.

         Philip W. Koebig, III, President of the Company, stated that the Board of Directors of Sun Bancorp "was very pleased to approve this dividend in response to the continued successful performance of the Company." As a result of today's Board action, the outstanding shares of the Company's common stock will increase by approximately 361,485 shares, from 7,229,717 shares outstanding to approximately 7,591,202 shares outstanding.

         Sun Bancorp is a $1.5 billion holding company for Sun National Bank and Sun National Bank, Delaware...banks that provide community banking services in New Jersey and Delaware through 65 financial service centers. Sun offers a wide variety of consumer and commercial lending and deposit services as well as other personal banking and cash management services that have been designed to meet the financial needs of its customers. Deposits at Sun are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation.

         The Company's common stock is traded in the Nasdaq National Market under the symbol "SNBC".


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